LIST OF SUBSIDIARIES

Exhibit 8.1

Entity Name	Country	Ownership interest
Aura Minerals Inc	British Virgin Islands	100%
Newington Corporation S.L.	Spain	100%
Aranzazu Holding S.A. de C.V.	Mexico	100%
Vila Bela Participações Ltda.	Brazil	100%
Apoena Minerals (B.V.I.) Inc.	British Virgin Islands	100%
Pontes Resources (B.V.I.) Inc.	British Virgin Islands	100%
Aura Minerals Participações S.A.	Brazil	100%
Mineração Apoena S.A.	Brazil	100%
Aura Technical Services Inc.	United States	100%
Aura Carajas Mineração Ltda	Brazil	100%
Growth Investment Solutions LLC	United States	100%
Aura Almas Mineração S.A.	Brazil	100%
Aura Matupa Mineração Ltda	Brazil	100%
Aura Toldafria Ltd	British Virgin Islands	100%
AM B.V.	Netherlands	100%
San Andres (B.V.I.) Inc.	British Virgin Islands	100%
RNC (Honduras) Limited	Belize	100%
Minerales de Occidente S.A. de C.V.	Honduras	100%
San Andres (Belize) Limited	Belize	100%
Azacualpa (B.V.I) Inc.	British Virgin Islands	100%
Copan (B.V.I.) Inc.	British Virgin Islands	100%
Borborema Inc.	British Virgin Islands	100%
Borborema LLC	United States	100%
Crusader do Brasil Mineração Ltda.	Brazil	100%
Cascar do Brasil Mineração Ltda.	Brazil	100%
Crusader Nordeste Mineração Ltda.	Brazil	100%
Bluestone Resources Inc.	Canada	100%
Bluestone Guatemala Holdings Ltd.	Canada	100%
Basalt Holdings Ltd.	Barbados	100%
Between Oceans Holdings Ltd.	Barbados	100%
Elevar Resources S.A.	Guatemala	100%
Mineração Serra Grande S.A.	Brazil	100%